Exhibit 99.2

For Immediate Release

DIGITAL ALLY, INC. APPOINTS THOMAS HECKMAN

CHIEF FINANCIAL OFFICER

DAN HUTCHINS JOINS BOARD OF DIRECTORS; IS ELECTED

CHAIRPERSON OF AUDIT COMMITTEE

OVERLAND PARK, Kansas (January 2, 2008) – Digital Ally, Inc. (NASDAQ: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced that Thomas J. Heckman has been appointed Chief Financial Officer of the Company, effective immediately. Mr. Heckman has served as a consultant to Digital Ally, Inc. since October 2007.

“We are very pleased to welcome Tom Heckman aboard as our new Chief Financial Officer,” noted Stanton E. Ross, Chairman and Chief Executive Officer of the Company. “Tom’s extensive experience as a Certified Public Accountant and Consultant has involved mergers and acquisitions, financial reporting and management, SEC reporting, the provision of auditing services for public and private companies, initial and secondary public offerings, and capital transactions. He joins Digital Ally’s executive management team during a period of rapid growth, and we expect his contributions as CFO to prove invaluable as we pursue critical strategic objectives in coming years.”

During the years 2001-2007, Mr. Heckman provided consulting and business investment services to publicly traded and private companies. He has been involved in the successful completion of a number of initial public offerings (IPOs), reverse mergers and other transactions; drafted, filed and achieved SEC effectiveness for Form SB-2 filings; assisted in the raising of capital for private companies in a variety of industries; and developed multiple private placement memorandums.

From 1983 until 2001, Mr. Heckman was employed by Deloitte and Touche, LLP, a subsidiary of Deloitte Touche Tohmatsu, one of the largest auditing, consulting, financial advisory, risk management, and tax services organizations in the world. During his 18 years with Deloitte and Touche, LLP, including six years as Accounting and Auditing Partner in the Kansas City office, Mr. Heckman specialized in IPOs and public reporting entities. He served as partner in charge of a high-technology and emerging/high-growth company market segment for cross-discipline marketing efforts, assisted companies in preparing for public offerings and other liquidity events, and was involved in numerous initial/secondary financings and merger/acquisition transactions for public and private companies. He is experienced in all facets of SEC financial reporting and compliance matters.

Mr. Heckman earned his Bachelor of Arts degree in Accounting at the University of Missouri – Columbia.

The Company also announced that Daniel F. Hutchins has been appointed to Digital Ally’s Board of Directors. He will also serve as Chairperson of the Audit Committee and the Board’s financial expert. Mr. Hutchins, a Certified Public Accountant, is a Principal with the accounting firm of Hutchins & Haake, LLC and currently serves as the Chief Financial Officer of Infinity Energy Resources, Inc., a publicly traded company. He was previously a member of the Advisory Board of Digital Ally, Inc. Mr. Hutchins has served as an instructor for the Becker CPA exam with the Keller Graduate School of Management and has over 17 years of teaching experience preparing CPA candidates for the CPA exam. He has 30 years of public accounting experience, including five years with Deloitte & Touche, LLP (formerly Touche Ross). He has served on the boards of various non-profit groups and is a member of the American Institute of Certified Public Accountants.

Mr. Hutchins earned his Bachelor of Business Administration degree in Accounting at Washburn University in Topeka, Kansas.

“We are confident that the financial experience of both Tom Heckman and Dan Hutchins will contribute to the achievement of Digital Ally’s strategic objectives, while demonstrating our commitment to the highest financial and accounting standards as a public company,” observed Mr. Ross. “I believe this is particularly important in light of the Company’s official listing on The NASDAQ Capital Market today, January 2, 2008.”

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications. The Company’s primary focus is the field of Digital Video Imaging and Storage. For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on the NASDAQ Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the Company’s ability to raise sufficient capital to continue to implement its business plan; the Company’s ability to have its product offerings perform as planned or advertised; whether there will be a commercial market, domestically and internationally, for one or more of its new products; its ability to commercialize its products and production processes, including increasing its production capabilities to meet orders; its ability to continue increasing revenue and profits; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; its ability to obtain patent protection on any of its products and, if obtained, to defend such intellectual property rights; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at

info@rjfalkner.com